ESSEX GROUP, INC.,
                  DIAMOND WIRE & CABLE CO., and
             INTERSTATE INDUSTRIES, INC., as Sellers,

                               AND

                  ESSEX GROUP, INC., as Servicer

                               AND

                  ESSEX FUNDING INC., Purchaser


                  SALES AND SERVICING AGREEMENT

                    Dated as of April 29, 1998


ALL RIGHT, TITLE AND INTEREST IN AND TO THIS AGREEMENT ON THE
PART OF ESSEX FUNDING INC. HAVE BEEN ASSIGNED TO AND ARE SUBJECT
TO A SECURITY INTEREST IN FAVOR OF THREE RIVERS FUNDING
CORPORATION, AS LENDER, UNDER A LOAN AND SECURITY AGREEMENT DATED
AS OF APRIL 29, 1998.

                        TABLE OF CONTENTS

                                                             Page

EXHIBIT A     Form of Purchaser Note
EXHIBIT B     Form of Credit and Collection Policy
EXHIBIT C     Form of Monthly Servicer's Report

SCHEDULE 1    Location of Chief Executive Office
              of the Servicer and each Seller

                  SALES AND SERVICING AGREEMENT

          SALES AND SERVICING AGREEMENT dated as of April 29, 1998 among ESSEX GROUP, INC., a Michigan corporation ("Essex"), DIAMOND WIRE & CABLE CO., an Illinois corporation ("Diamond"), INTERSTATE INDUSTRIES, INC., a Mississippi corporation ("Interstate"; and, together with Essex and Diamond, the "Sellers"); ESSEX FUNDING INC., a Delaware corporation (the "Purchaser"); and ESSEX GROUP, INC., in its capacity as servicer (the "Servicer").

                             RECITALS

          WHEREAS, the Sellers wish to sell and assign to the Purchaser and the Purchaser wishes to purchase from the Sellers, all right, title and interest of each Seller in, to and under its respective Receivables (such term and all other capitalized terms used herein and not defined herein having the meanings assigned thereto in the Loan and Security Agreement dated as of April __, 1998 (as the same may be amended from time to time, the "Loan Agreement") between Three Rivers Funding Corporation, as lender (the "Lender"), and the Purchaser, as borrower (the "Purchaser");

          WHEREAS, pursuant to the Loan Agreement, the Lender will make Loans to the Purchaser from time to time the proceeds of which will be used by the Purchaser to make payment to the Sellers for the Receivables;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

          SECTION 1. PURCHASE AND SALE OF RECEIVABLES

          1.01 Purchases. (a) Initial Purchase. As of the Closing Date, each Seller hereby sells and assigns to the Purchaser, and the Purchaser hereby purchases from each Seller, without recourse, all of each such Seller's right, title and interest in and to all of its respective Receivables in existence on the Cut-Off Date.

          (b) Subsequent Purchases. Subject to the terms and conditions hereof, each Seller hereby sells, transfers, assigns, sets over and conveys to the Purchaser, and the Purchaser hereby agrees to purchase from each Seller, at the times set forth in
Section 1.02, all of such Seller's right, title and interest in, to and under (i) all Receivables created by such Seller that arise during the period from and including the closing of such Seller's business on the Cut-Off Date to but excluding the Commitment Expiration Date, and (ii) all proceeds of such Receivables (including all Collections with respect thereto).

          1.02 Timing of Purchases. After the closing of the Sellers' businesses on the Cut-Off Date until the closing of the Sellers' businesses on the Business Day immediately preceding the Commitment Expiration Date, all Receivables of each Seller shall be sold automatically to the Purchaser pursuant hereto immediately (and without further action by any Person) upon the creation of such Receivables.

          1.03 Calculation of Purchase Price.

          (a) On each Settlement Date, the Servicer shall (i) deliver to the Purchaser and each Seller a Monthly Servicer Report with respect to the Purchaser's purchases of Receivables from each Seller that were made during the immediately preceding Settlement Period and (ii) record the net increase or decrease in each Purchaser Note and compute the amount of interest thereon which is then accrued and unpaid.

          (b) On each day when Receivables are purchased by the Purchaser from the Sellers pursuant to Section 1.01 (including, without limitation, the Closing Date), the "Purchase Price" to be paid to each Seller on such day for the Receivables that are to be sold by such Seller on such day shall be an amount equal to the product of (i) the aggregate outstanding balance of the Receivables of such Seller that are to be purchased from such Seller on such day times (ii) the Purchase Price Percentage. "Purchase Price Percentage" shall mean the percentage determined in accordance with the following formula:

          PPP = 100% - CLR

          where:

          PPP = the Purchase Price Percentage in effect during such Settlement Period, and

          CLR = the Credit Loss Reserve (expressed as a percentage) determined on the Settlement Date with respect to the immediately preceding
                Accounting Period.

     The Purchase Price Percentage shall be recomputed by the Servicer on each Settlement Date, in each case as of the then most recent Determination Date.

          1.04 Purchase Price Payments. On the Business Day following each day on which any Receivables are purchased by the Purchaser pursuant to Section 1.01, on the terms and subject to the conditions of this Agreement, the Purchaser shall pay to each Seller the Purchase Price for the Receivables purchased on such day by the Purchaser from such Seller (i) by making a cash payment pro rata to each such Seller to the extent that the Purchaser has cash available to make the payment pursuant to
Section 1.06 and (ii) if the Purchase Price to be paid for the Receivables of such Seller exceeds the amount of any cash actually paid for the account of such Seller on such day pursuant to clause (i), by automatically increasing the principal amount outstanding under the Purchaser Note payable to such Seller by the amount of the excess.

          Each Seller agrees that, prior to the Maturity Date, the Purchaser shall be required to make payments in respect of the payment obligations evidenced by the Purchaser Notes only to the extent that it has cash available under Section 1.06.

          1.05 The Purchaser Notes.

          (a) On the Closing Date, the Purchaser will deliver to each Seller a promissory note, substantially in the form of Exhibit A, payable to the order of such Seller (such promissory note, as the same may be amended, supplemented, endorsed or otherwise modified from time to time, together with any promissory note issued from time to time in substitution therefor or renewal thereof in accordance with the Sale Documents, being herein called a "Purchaser Note"). Each Purchaser Note is payable in full on the date (the "Maturity Date") that is one year and one day after the date on which all the obligations owed by the the Purchaser to the Lender under the Loan Agreement have been repaid in full. Each Purchaser Note shall bear interest at a rate per annum equal to the rate publicly announced by the Referral Agent from time to time as its reference rate, determined as of each Determination Date. The Purchaser may repay all or part of the outstanding balance of the Purchaser Notes from time to time without any premium or penalty in accordance with Section 1.06.

          (b) The Servicer (or its designee) shall hold all the Purchaser Notes for the benefit of the Sellers and shall make all appropriate recordkeeping entries with respect to the Purchaser Notes or otherwise to reflect the payments on and adjustment of the Purchaser Notes. The Servicer's Records shall constitute rebuttable presumptive evidence of the principal amount of any accrued interest on each Purchaser Note at any time. Each Seller hereby irrevocably authorizes the Servicer to mark its Purchaser Note "CANCELED" and return it to the Purchaser upon the final payment thereof.

          1.06 Application of Collections and other Funds. The Purchaser shall have the right to receive all proceeds with respect to Collections; provided, however, that the Purchaser shall have no right to any amounts held in trust by the Servicer in accordance with Section 4.01 hereof and Section 2.6 of the Loan Agreement. If, on any day, the Purchaser receives any amounts as set forth in the preceding sentence, the Purchaser shall apply the funds as follows:

          (a) first, to pay the Purchaser's existing expenses and to set aside funds for the payment of expenses that are then accrued (in each case to the extent such expenses are permitted to exist under Section 6 of the Loan Agreement),

          (b) second, to pay the Purchase Price for Receivables purchased by the Purchaser from each Seller on the next preceding
Business Day,

          (c) third, to repay amounts owed by the Purchaser to each Seller under the Purchaser Notes,

          (d) fourth, to loan amounts to the Sellers, and

          (e) fifth, to declare and pay dividends to Essex to the extent permitted by applicable law and the Operative Agreements.

          1.07 Monthly Calculations. For ease of computation, the Purchaser and each Seller agree that the daily payments and adjustments to the balance of the Purchaser Notes shall occur automatically and without a requirement for immediate computation, and Servicer shall only be required to reconcile the amounts of the foregoing payments on a monthly basis on each Determination Date.

          1.08 Deemed Collections. (a) If on any day the Account Balance of a Receivable is reduced as a result of a Dilution with respect to such Receivable, the Seller from whom the Purchaser purchased such Receivable shall be deemed to have received on such day a Collection with respect to such Receivable in the amount of such reduction. If on any day any of the representations and warranties of any Seller set forth in Section 2.03(a) of this Sales and Servicing Agreement is no longer true or was not true when made with respect to such Receivable, of any of the representations and warranties of the Seller set forth in
Section 2.03(b) of this Sales and Servicing Agreement was not true when made, the Seller from whom the Purchaser purchased such Receivable shall be deemed to have received on such day a Collection of such Receivable in full.

          (b) In order to effect any deemed Collection required by paragraph (a) above, the Purchaser and each Seller agree that either (i) the Purchase Price for any Receivable with respect to which a deemed Collection shall have occurred shall be reduced by the amount of such payment or (ii) the principal amount outstanding under such Seller's Purchaser Note on such date shall be increased by such amount.

          1.09 Payments and Computations, Etc.

          (a) All amounts to be paid by any Seller to the Purchaser hereunder shall be received in accordance with the terms hereof no later than 1:00 p.m., New York City time, on the day when due in Dollars in immediately available funds in an account that the Purchaser shall from time to time specify in writing. Payments received by the Purchaser after such time shall be deemed to have been received on the next Business Day. In the event that any payment otherwise is scheduled to become due on a day that is not a Business Day, then payment shall become due on the next Business Day. Each Seller shall, to the extent permitted by applicable law, pay to the Purchaser, on demand, interest on all amounts not paid when due hereunder at 2% per annum above the interest rate on the Purchaser Note in effect on the date the payment was due; provided, however, that the interest rate shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

          (b) All amounts to be paid by the Purchaser to any Seller hereunder shall be paid to such Seller no later than 2:00 p.m., New York City time, on the day when due in Dollars in immediately available funds to an account that each Seller shall from time to time specify in writing. Payments received by a Seller after such time shall be deemed to have been received on the next Business Day. In the event that any payment otherwise is scheduled to become due on a day that is not a Business Day, then such payment shall become due on the next Business Day.

          1.10 No Recourse. Except as specifically provided in this Sales and Servicing Agreement, the sale and purchase of Receivables under this Agreement shall be without recourse to any Seller; it being understood that each Seller shall be liable to the Purchaser for all of its respective representations, warranties, covenants and indemnities made by such Seller pursuant to the terms of this Sales and Servicing Agreement, all of which obligations have been designed so as not to constitute recourse to any such Seller for the credit risk of the Obligors.

          1.11 No Assumption of Obligations. Neither the Purchaser nor the Lender shall have any obligation or liability to any Obligor or other customer or client of any Seller (including any obligation to perform any of the obligations of any such the Seller under any Receivable, related Contracts or any other related purchase orders or other agreements). No such obligation or liability is intended to be assumed by the Purchase or the Lender hereunder, and any assumption thereof is expressly disclaimed.

          1.12 True Sales. (a) Each Seller and the Purchaser intend the transfers of such Seller's respective Receivables hereunder to be true sales by such Seller to the Purchaser that are absolute and irrevocable and that provide the Purchaser with the full benefits of ownership of the Receivables, and neither any Seller nor the Purchaser intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from the Purchaser to such Seller.

          (b) It is, further, not the intention of the Purchaser or any Seller that the conveyance of its respective Receivables be deemed a grant of a security interest in such Receivables by such Seller to the Purchaser to secure a debt or other obligation of such Seller. However, in the event that, notwithstanding the intent of the parties, any Receivables are property of any Seller's estate, (i) this Sales and Servicing Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the Uniform Commercial Code of any applicable jurisdiction, and (ii) the conveyance by each Seller provided for in this Sales and Servicing Agreement shall be deemed to be a grant by such Seller to the Purchaser of, and such Seller hereby grants to the Purchaser, a security interest in and to all of such Seller's right, title and interest in, to and under the Receivables to secure the rights of the Purchaser hereunder. Each Seller and the Purchaser shall, to the extent consistent with this Sales and Servicing Agreement, take such actions as may be necessary to ensure that, if this Sales and Servicing Agreement were deemed to create a security interest in the Receivables, such security interest would be deemed to be a perfected security interest of first priority (subject to Liens created or permitted under the Loan Agreement) in favor of the Purchaser under applicable law and will be maintained as such throughout the term of this Sales and Servicing Agreement.

            SECTION 2. REPRESENTATIONS AND WARRANTIES

          Each Seller hereby represents and warrants as of the date of this Sales and Servicing Agreement and as of each transfer of its Receivables hereunder as follows:

          2.01 Corporate Organization and Authority.

               Such Seller:

               (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation,

               (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted (except where the failure to have such licenses and permits would not have a material adverse effect on the Collateral or the business or condition (financial or otherwise) of such Seller or impair the enforceability of any of its Receivables or the ability of such Seller to perform any of its obligations under any of the Operative Agreements) and to enter into and perform its obligations under this Sales and Servicing Agreement and the transactions contemplated hereby and thereby, including (with respect to Essex only) performance of the duties of the Servicer hereunder,

               (c) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary (except where the failure to be so qualified or in good standing would not have a material adverse effect on the Collateral or the business or condition (financial or otherwise) of such Seller or impair the enforceability of any of its Receivables or the ability of such Seller to perform any of its obligations under any of the Operative Agreements),

               (d) has no place of business other than as set forth for such Seller on Schedule 1 attached hereto, and

               (e) for the past six years, has not had any legal name or operated under any name other than the name set forth for such Seller on page one of this Sales and Servicing Agreement.

          2.02 Financial Statements. (a) The consolidated balance sheets of Essex and its subsidiaries (including, without limitation, the other Seller which are parties hereto) for the years ended December 31, 1997, December 31, 1996 and December 31, 1995 and the related consolidated statements of income, retained earnings and cash flow for the respective periods and fiscal years ended on such dates, all accompanied by reports thereon containing opinions without qualification, except as therein noted, by [Insert name of accountants], independent certified public accountants (with respect to the financial statements for the years ended December 31, 1997, December 31, 1996 and December 31, 1995, the unaudited consolidated balance sheet of Essex as of ______ __, 1998 and the related statements of income for three months ended on such date have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the financial position of Essex and its subsidiaries as of such dates and the results of their operations for such periods.

          (b) Since December 31, 1997, there has been no change in the business or condition (financial or otherwise) of such Seller in the financial statements referred to in Section 2.02(a), except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. Neither such Seller nor any of its subsidiaries has any material liabilities or obligations not incurred in the ordinary course of business in the financial statements referred to in
Section 2.02(a) or for which adequate reserves are reflected in such financial statements.

          2.03 Receivables. With respect to the Receivables of such Seller:

          (a) Upon payment by the Purchaser of the Purchase Price to such Seller to be paid for the purchase of each Receivable from such Seller as provided in Section 1.03 hereof, the Purchaser will be the legal owner of such Receivable (including the Collections and the right to receive all other payments due or to become due thereunder) and such ownership interest will be duly perfected. At such time, such Receivables (including the Collections and the right to receive all other payments due or to become due thereunder) will be free and clear of all Liens other than the Lien created by the Loan Agreement.

          (b) At the time of each acquisition of a Receivable by the Purchaser hereunder, each such Receivable will be a legal, valid and binding full recourse obligation of the Obligor thereunder, enforceable by the Purchaser (and by the Lender as assignee of the Purchaser) against such Obligor in accordance with the terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights, and will be in full force and effect, and any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending and equal credit opportunity laws applicable to such Receivable will have been complied with, and such Seller will have no knowledge (after due inquiry) of any challenge or dispute by the Obligor under such Receivable or of the bankruptcy or insolvency of any such Obligor.

          (c) Each Receivable will have been entered into or acquired in accordance with the Credit and Collection Policy, a copy of which is attached hereto as Exhibit B.

          (d) All amounts to be paid under each Receivable are stated in United States Dollars and are to be paid in legal tender in the United States of America.

          (e) There will be no facts or circumstances existing as of the time of each transfer of Receivables hereunder which give rise, or would give rise at any time in the future, to any right of rescission, offset, counterclaim or defense, including the defense of usury, to the obligations of any Obligor, including the obligation of such Obligor to pay all amounts due with respect to any Receivable to which such Obligor is a party, and neither the operation of any of the terms of any Receivable nor the exercise of any right thereunder will render such Receivable unenforceable in whole or in part or subject to any right of rescission, offset, counterclaim or defense, including the defense of usury, and no such right of rescission, offset, counterclaim or defense will have been asserted with respect thereto.

          (f) No Receivable will have been originated in or be subject to the laws of any jurisdiction whose laws would make the transfer and sale thereof under this Sales and Servicing
Agreement unlawful.

          (g) The sale of the Receivables will at all times be reflected on such Seller's consolidating balance sheet and other financial statements as a sale and contribution of assets by such Seller under GAAP.

          (h) No Obligor is the United States of America or any agency, department or instrumentality of the United States of America. Each Obligor is a United States resident.

          (i) Each Receivable is an "eligible asset" as defined in Rule 3a-7 under the Investment Company Act of 1940, as amended.

          2.04 Full Disclosure. As of the Closing Date and each date upon which the Purchaser acquires Receivables from such Seller hereunder, there will be no fact peculiar to such Seller or any Affiliate of such Seller or, to the knowledge of such Seller, any Receivable or Obligor which such Seller will not have disclosed in writing to the Purchaser and the Lender that materially affects adversely nor, so far as such Seller then can reasonably foresee, will materially affect adversely the ability of such Seller to perform the transactions contemplated by this Sales and Servicing Agreement.

          2.05 Pending Litigation. There are no proceedings or investigations pending, or to the knowledge (after due inquiry) of such Seller threatened, against or affecting such Seller or any subsidiary in or before any court, governmental authority or agency or arbitration board or tribunal which, individually or in the aggregate, involve the possibility of materially and adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of such Seller and its subsidiaries, or the ability of such Seller to perform its obligations under this Sales and Servicing Agreement or any other Operative Agreement. Such Seller is not in default with respect to any order of any court, governmental authority or agency or arbitration board or tribunal.

          2.06 Transactions Legal and Authorized. This Sales and Servicing Agreement and the transfer by such Seller to the Purchaser of all of such Seller's right, title and interest in and to each Receivable of such Seller (including the Collections and the right to receive all other payments due or to become due thereunder) at any time transferred hereunder and compliance by such Seller with all of the provisions of this Sales and Servicing Agreement:

          (a) have been duly authorized by all necessary corporate action on the part of such Seller, and do not and will not require any stockholder approval, or approval or consent of any trustee or holders of any indebtedness or obligations of such Seller except such as have been duly obtained;

          (b) are within the corporate powers of such Seller; and

          (c) are legal, valid and binding obligations of such Seller enforceable in accordance with their terms and will not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any Lien upon any property of such Seller under the provisions of, any agreement, charter instrument, by-law or other instrument to which such Seller is or will be a party or by which it or its property may be bound or result in the violation of any law, regulation, rule, order or judgment applicable to such Seller or its properties of or by any government or governmental agency or authority.

          2.07 Governmental Consent. No consent, approval or authorization of, or filing, registration or qualification with, any governmental authority is or will be necessary or required on the part of such Seller in connection with the execution, delivery and performance of this Sales and Servicing Agreement or the transfer of the Receivables of such Seller hereunder.

          2.08 Taxes. (a) All tax returns required to be filed by such Seller or any subsidiary in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon such Seller or any subsidiary thereof, or upon any of their respective properties, income or franchises, shown to be due and payable on such returns have been paid. All such tax returns were true and correct, and neither such Seller nor any subsidiary thereof knows of any proposed additional tax assessment against it in any material amount nor of any basis therefor.

          (b) The provisions for taxes on the books of such Seller and each subsidiary thereof are in accordance with generally accepted accounting principles.

          (c) Such Seller is not consolidated with any entity other than Essex International, Inc. and other direct or indirect subsidiaries of Essex International, Inc. for federal income tax purposes.

          2.09 Compliance with Law. Such Seller:

          (a) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject,

          (b) has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business, and

          (c) is not in violation of any term of any agreement, charter instrument, by-law or other instrument to which it is a party or by which it may be bound,

which violation or failure to obtain might materially adversely affect the business or condition (financial or otherwise) of such Seller and its subsidiaries or such Seller's ability to perform its obligations under the Operative Agreements.

          2.10 ERISA. (a) The present value of all benefits vested under all "employee pension benefit plans," as such term is defined in Section 3 of ERISA, maintained by the such Seller and its Related Persons, or in which employees of such Seller or any Related Person are entitled to participate, as from time to time in effect (herein called the "Pension Plans"), does not exceed the value of the assets of the Pension Plans allocable to such vested benefits (based on the value of such assets as of the last annual valuation date for the Pension Plans);

          (b) No Prohibited Transactions, Accumulated Funding
Deficiencies, withdrawals or Reportable Events have occurred with respect to any Pension Plans that, in the aggregate, could subject such Seller to any material tax, penalty or other liability; and

          (c) No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under
Section 4041(f) of ERISA, nor has the PBGC instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

          2.11 Ordinary Course; No Insolvency. The transactions contemplated by this Sales and Servicing Agreement are being consummated by such Seller in furtherance of such Seller's ordinary business purposes and constitute a practical and reasonable course of action by such Seller designed to improve the financial position of such Seller, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors. Neither as a result of the transactions contemplated by this Sales and Servicing Agreement, nor immediately before or after any such transactions, will such Seller be insolvent or have an unreasonably small capital for the conduct of its business and the payment of its anticipated obligations. No Event of Bankruptcy has occurred with respect to such Seller.

          2.12 Assets and Liabilities. (a) Both immediately before and after the sale of its Receivables (including the right to receive all Collections due or to become due thereunder) contemplated by this Sales and Servicing Agreement, the present fair salable value of such Seller's assets will be in excess of the amount that will be required to pay such Seller's probable liabilities as they then exist and as they become absolute and matured; and

          (b) Both immediately before and after the sale of its Receivables (including the right to receive all Collections due or to become due thereunder) contemplated by this Sales and Servicing Agreement, the sum of such Seller's assets will be greater than the sum of such Seller's debts, valuing such Seller's assets at a fair salable value.

          2.13 Fair Consideration. The consideration received by such Seller in exchange for the transfer of its Receivables (including the right to receive all Collections due or to become due thereunder) is fair consideration having value equivalent to or in excess of the value of the assets being transferred by such Seller.

          2.14 Ability to Pay Debts. Neither as a result of the transactions contemplated by this Sales and Servicing Agreement nor otherwise does such Seller believe that it will incur debts beyond its ability to pay or which would be prohibited by its charter documents or bylaws. Such Seller's assets and cash flow enable it to meet its present obligations in the ordinary course of business as they become due.

          2.15 Bulk Transfer Provisions. The sale, transfer, assignment and conveyance of its Receivables by such Seller to the Purchaser contemplated by this Sales and Servicing Agreement will not be subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

          2.16 Transfer Taxes. No sale, transfer, assignment or conveyance of its Receivables contemplated by this Sales and Servicing Agreement is subject to or will result in any tax, fee or governmental charge payable by such Seller or the Purchaser to any federal, state or local government ("Transfer Taxes"). In the event that such Seller or the Purchaser receives actual notice of any Transfer Taxes arising out of the transfer, assignment and conveyance of any of such Seller's Receivables, on written demand by the Purchaser, or upon such Seller otherwise being given notice thereof, such Seller shall pay, and otherwise indemnify and hold the Purchaser and the Lender harmless, on an after-tax basis, from and against any and all such Transfer Taxes (it being understood that the Lender shall not have any obligation to pay such Transfer Taxes).

          2.17 Chief Executive Office. The chief executive office of such Seller is as set forth on Schedule 1 attached hereto, and such Seller has not had any other location as its chief executive office for the four months immediately preceding the Closing Date.

             SECTION 3 REPRESENTATIONS AND WARRANTIES
                         OF THE SERVICER

          The Servicer represents and warrants (in the case of the initial Servicer, as of the date hereof, and in the case of any Servicer appointed thereafter pursuant to Section 8, as of the date of its acceptance of its appointment, and in each case as of the date of each Monthly Servicer Report) as follows:

          3.01 Organization and Qualification. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Servicer is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the ownership of its properties or the nature of its activities or both, requires it to be so qualified or, if not so qualified, the failure to so qualify would not have a material adverse effect on its business, operations, properties or financial condition.

          3.02 Authorization. The Servicer has the corporate power and authority to execute and deliver this Sales and Servicing Agreement and to perform its obligations hereunder.

          3.03 Execution and Binding Effect. This Sales and
Servicing Agreement has been duly and validly executed and delivered by the Servicer and constitutes a legal, valid and binding obligation of the Servicer enforceable in accordance with its terms.

          3.04 Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or, in the opinion of the Servicer, advisable in connection with the execution and delivery of this Sales and Servicing Agreement, the consummation of the transactions herein contemplated or the performance of or the compliance with the terms and conditions hereof by the Servicer, to ensure the legality, validity or enforceability hereof.

          3.05 Absence of Conflicts. Neither the execution and delivery of this Sales and Servicing Agreement, nor the consummation of the transactions herein contemplated, nor the performance of or the compliance with the terms and conditions hereof by the Servicer, will (i) violate any Law or (ii) conflict with or result in a breach of or a default under (A) the articles or certificate of incorporation or by-laws of the Servicer or (B) any agreement or instrument, including, without limitation, any and all indentures, debentures, loans or other agreements to which the Servicer is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound.

          3.06 No Termination Event. No event has occurred and is continuing and no condition exists which constitutes a Termination Event or an Unmatured Event.

          3.07 Accurate and Complete Disclosure. No information, whether written or oral, furnished by the Servicer to the Purchaser pursuant to or in connection with this Sales and Servicing Agreement or any transaction contemplated hereby, including without limitation information regarding the Lock-Box Accounts and Lock-Box Banks, is false or misleading in any material respect (and with respect to any Monthly Servicer

Report, when furnished, in any respect, whether or not material) as of the date as of which such information was furnished
(including by omission of material information necessary to make such information not misleading).

          3.08 No Proceedings. There are no proceedings or investigations pending or threatened before any court, official body, regulatory body, administrative agency, or other tribunal or governmental instrumentality (A) asserting the invalidity of any of this Sales and Servicing Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by any of this Sales and Servicing Agreement, or (C) seeking any determination or ruling that could materially and adversely affect (i) the performance by the Servicer of its obligations under this Sales and Servicing Agreement or (ii) the validity or enforceability of the Contracts or any material amount of the Receivables.

               SECTION 4. SERVICING OF RECEIVABLES

          4.01 Servicer to Act. (a) Following the transfer and assignment by each Seller of its respective Receivables (including the right to receive all Collections due or to become due thereunder) and until such time as a Complete Servicing Transfer shall have occurred, Essex, as the Servicer, for the benefit of the Purchaser, will service, administer and collect each Receivable in accordance with the terms thereof and of this Sales and Servicing Agreement; provided, however, that upon written approval by the Lender such duties may be delegated by Essex to any of its Affiliates or a third party (without impairment of Essex's Obligations as Servicer). The Servicer shall receive all Collections on or in respect of each Receivable and shall keep accurate records thereof and of the Receivables to which each such payment relates. Any amount received by the Servicer from time to time from any Seller, the Purchaser or any Obligor which is or is intended to be subject to the Lien of the Loan Agreement shall be held in trust by the Servicer for application in accordance with the provisions of the Loan Agreement.

          (b) The Servicer shall do, and shall have full power and authority to do, subject only to the specific requirements and prohibitions of this Sales and Servicing Agreement, any and all things in connection with the servicing and administration of the Receivables which are consistent with the manner in which it services receivables constituting part of its own portfolio and consistent with customary practices of prudent servicers, but in performing its duties hereunder, the Servicer will act on behalf and for the benefit of the Purchaser and the Lender, subject at all times to the provisions of the Loan Agreement, without regard to any relationship which the Servicer or any Affiliate of the Servicer may otherwise have with an Obligor. The Servicer shall at all times act in accordance with the provisions of each Receivable, and shall observe and comply with all requirements of law applicable to it. The Servicer shall, to the maximum extent permitted by law, have the power and authority, on behalf of the Purchaser as part of the Servicer's administrative and servicing obligations hereunder, to take such action in respect of any Receivable as the Servicer may deem advisable, including the resale of any repossessed, returned or rejected goods; provided, however, that the Servicer may not under any circumstances compromise, rescind, cancel, adjust or modify (including by extension of time for payment or granting any discounts, allowances or credits) the Account Balance of the related Contract for any Receivable, except in accordance with the Credit and Collection Policy. The Servicer undertakes to comply with each of the covenants of the Seller included herein in respect of which each Seller undertakes to cause the Servicer to take or avoid taking actions specified therein.

          (c) Without limiting the generality of the foregoing, the Servicer agrees to (i) invoice each Obligor for all payments required to be paid by such Obligor in such manner and to the same extent as the Servicer does with respect to similar receivables held for its own account, (ii) maintain with respect to each Receivable, and with respect to each payment by each Obligor and compliance by each Obligor with the provisions of each Receivable, complete and accurate records in the same form and to the same extent as the Servicer does with respect to receivables held for its own account (which records shall be at least as complete and accurate as those maintained by the Servicer as of the date of this Sales and Servicing Agreement), and (iii) execute, deliver and file (or cause the same to be done), and the Servicer is hereby authorized and empowered to execute, deliver, and file on behalf of the Purchaser and the Lender, any and all tax returns with respect to sales, use, personal property and other taxes (other than corporate income tax returns) and any and all reports or licensing applications required to be filed in any jurisdiction with respect to any

Receivable and any and all filings required by Section 4.01(d) below.

          (d) On or prior to the Closing Date, the Servicer will file the Financing Statements and assignments of Financing Statements required by the Operative Agreements, and the Servicer thereafter will file such additional Financing Statements and continuation statements and assignments with respect thereto as may be necessary so that the ownership interest contemplated by this Sales and Servicing Agreement in favor of the Purchaser and the Lien contemplated by the Loan Agreement in favor of the Lender in each of the Receivables will be perfected by such filings with the appropriate Uniform Commercial Code Filing offices. The Purchaser agrees to execute such Financing Statements and continuation statements as shall be necessary and shall furnish the Servicer with any powers of attorney or other documents necessary and appropriate to enable the Servicer to carry out its servicing and administration duties hereunder.

          (e) In the event of a default under any Receivable before a Servicer Event of Default, the Servicer shall, at the expense of the Seller from whom such Receivable was purchased hereunder, to the maximum extent permitted by law, have the power and authority, on behalf of the Purchaser as part of the Servicer's administrative and servicing obligations hereunder, to take any action in respect of any such Receivable as the Servicer may deem advisable; provided, however, that the Servicer or such Seller, as the case may be, shall take no enforcement action (judicial or otherwise) with respect to such Receivable, except in accordance with the Credit and Collection Policy. The Servicer or such Seller, as the case may be, will apply or will cause to be applied at all times before a Servicer Event of Default the same standards and follow the same procedures with respect to deciding to commence, and in prosecuting, litigation on such Receivables as is applied and followed with respect to like accounts not owned by the Purchaser. In no event shall the Servicer or such Seller, as the case may be, be entitled to make or authorize any Person to make the Purchaser a party to any litigation without the Purchaser's express prior written consent.

          (f) The Purchaser may, but shall have no obligation to, take any action or commence any proceeding to realize upon any Receivable. At such time as the Servicer or a Seller, as the case may be, has any obligation to pursue the collection of Receivables and the Purchaser possesses any documents necessary therefor, the Purchaser agrees to furnish such documents to the Servicer or such Seller, as the case may be, to the extent and for the period necessary for the Servicer or such Seller, as the case may be, to comply with its obligations hereunder.

          (e) The Servicing Fee shall constitute the Servicer's compensation for performing its responsibilities as the servicer hereunder. If Essex is the Servicer, the Servicing Fee shall not be paid on or after any day on which a Termination Event shall have occurred and be continuing.

          4.02 Monthly Servicer Reports. The Servicer shall submit to the Purchaser and the Lender on each Determination Date, a Monthly Servicer Report in the form of Exhibit C attached hereto, signed by an Authorized Officer of the Servicer and including information in respect of the Receivables as of the last day of the Accounting Period most recently completed. The execution and delivery of any Monthly Servicer Report shall constitute a representation and warranty by each Seller and the Servicer that the information contained therein is true and correct as of the date thereof. Such Monthly Servicer Report shall be accompanied by such other information as the Purchaser and the Lender may reasonably request.

          4.03 Receivables Status. Upon ten (10) Business Days' notice from the Purchaser or the Lender, the Servicer will furnish or cause to be furnished to the Purchaser and the Lender a written report, signed by an Authorized Officer of the Servicer, containing such information as the Purchaser or the Lender may reasonably request (in such form as the Purchaser or Lender may reasonably request), which shall include, without limitation, with respect to the Receivables (a) the Account Balances of the Contracts for all Receivables, together with all Collections, Dilutions, and other adjustments to such Receivables since the date of the last written report furnished to the Purchaser and the Lender, and an aging of all Contracts as of a date no later than the date of such notice; and (b) an analysis and explanation of significant variances, if any, between actual Collections of Receivables during such Accounting Period and historical collections experience.

          4.04 Daily Settlements. (a) On each day with regard to each Settlement Period, the Collections shall be allocated first, in accordance with the provisions of Section 2.6 of the Loan
Agreement, and then in accordance with the provisions of

Section 1.06 of this Sales and Servicing Agreement. The Servicer shall hold the Collections in trust for the benefit of the Persons to whom such Collections are allocated in accordance with the foregoing sentence. Notwithstanding the foregoing, in the event that at the end of any Settlement Period the amounts held in trust for the benefit of the Lender pursuant to Section 2.6 of the Loan Agreement and not previously paid to the Lender are less than the accrued and unpaid amounts so allocated to the Lender for such Settlement Period, then any amount which had been deemed to be a remainder during such Settlement Period (up to the amount of such deficit in the amount available to pay the Lender) shall be deemed to have been held in trust for the benefit of the Lender.

          (b) On each Settlement Date, the Servicer shall pay to the Lender and the Servicer the amounts held in trust for the benefit of the Lender and the Servicer, respectively, pursuant to subsection (a) above and not previously paid to the Lender and the Servicer, respectively.

          4.05 Allocation of Collections. Except as required by applicable law or the underlying Contract, if any Obligor is obligated under one or more Receivables and also under one or more Contracts not constituting Receivables, then any payment received from or on behalf of such Obligor shall be applied (i) to a specific Contract if the Obligor designates such payment to be so applied, or (ii) to the Receivables in the order in which payments are due thereunder if the application of such payment is not so designated.

          4.06 Maintenance of Information and Computer Records. Each Seller will, or will cause the Servicer to, hold in trust and keep safely for the Purchaser all evidence of the Purchaser's right, title and interest in the Receivables. Each Seller will, or will cause the Servicer to, on or prior to the Closing Date, and with respect to all Receivables that are purchased after the Closing Date, on each respective date such Receivables are added, place an appropriate code or notation in its Records to indicate those Receivables which are or which will be sold hereunder.

          4.07 Maintenance of the Location of Writings and Records. Each Seller will at all times until completion of a Complete Servicing Transfer keep or cause to be kept at its chief executive office or at an office of the Servicer designated in advance to the Purchaser, separate and apart from all other

Records, each writing or Record which evidences, and which is necessary or desirable to establish or protect, including such books of account and other Records as will enable the Purchaser or its designee to determine at any time the status of each Receivable.

          4.08 Indemnification. The Servicer shall indemnify the
Purchaser in respect of any losses, claims, damages, liabilities, costs or expenses incurred or arising out of any action taken or caused to be taken by the Servicer under this Section 4.

          4.09 Complete Servicing Transfer. (a) If at any time a Servicer Event of Default shall have occurred and be continuing, the Lender may, by notice in writing to each Seller and Essex, terminate Essex's capacity as Servicer in respect of the Receivables (such termination referred to herein as a "Complete Servicing Transfer"), notify Obligors of its interest in the Receivables, take control of the Lock-Box Accounts and exercise all other incidences of ownership in the Receivables. After a Complete Servicing Transfer, the Lender may administer, service and collect the Receivables itself, and in such event may retain the Servicing Fee for its own account, in any manner it sees fit, including, without limitation, by compromise, extension or settlement of such Receivables. Alternatively, the Lender may engage Mellon Bank to perform all or any part of the administration, servicing and collection of the Receivables and pay to Mellon Bank all or a portion of the Servicing Fee in consideration thereof.

          (b) Essex, within ten (10) Business Days after receiving a notice pursuant to Section 4.09(a) hereof, shall, at its own cost and expense, deliver or cause to be delivered to the Lender or its designated agent (i) a schedule of the Receivables indicating as to each such Receivable information as to the related Obligor, the Account Balance as of such date of the related Contract and the location of the evidences of such Receivable and related Contract, together with such other information as the Purchaser may reasonably request and (ii) all evidence of such Receivables and related Contracts and such other Records related thereto (including, without limitation, true copies of any computer tapes and data in computer memories) as the Lender may reasonably deem necessary to enable it to protect and enforce its rights to, or its position as owner of such Receivables. After any such delivery, neither any Seller nor Essex will hold or retain any executed counterpart or any document evidencing such Receivables or related Contracts without clearly marking the same to indicate conspicuously that the same is not the original and that transfer thereof does not transfer any rights against the related Obligor or any other Person.

          (c) From and after the occurrence of a Complete Servicing Transfer, each Seller and the Servicer will cause to be transmitted and delivered directly to the Lender or its designated agent, for the Lender's own account, forthwith upon receipt and in the exact form received, all Collections (properly endorsed, where required, so that such items may be collected by the Purchaser) on account of its interest in the Receivables. All such Collections consisting of cash shall not be commingled with other items or monies of any Seller or Essex for a period longer than the lesser of (i) two (2) Business Days or (ii) the number of days specified in Section 9-306(4)(d) of the Uniform Commercial Code as in effect in the jurisdiction whose laws govern the rights of the Lender in and to any such Collections. If the Lender or its designated agent receives items or monies that are not payments on account of the Receivables, such items or monies shall be delivered promptly to the related Seller after being so identified by the Lender or its designated agent. Each Seller hereby irrevocably grants the Lender or its designated agent, if any, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of such Seller all steps with respect to such Receivable which the Lender, in its sole discretion, may deem necessary or advisable to negotiate or otherwise realize on any right of any kind held or owned by such Seller or transmitted to or received by the Lender or its designated agent (whether or not from such Seller or any Obligor) in connection with such Receivable; provided, however, that the Lender hereby agrees not to exercise, and not to permit its designated agents to exercise, such power of attorney unless a Servicer Event of Default shall have occurred and be continuing. The Lender will provide such periodic accountings and other information related to disposition of funds so collected as any Seller may reasonably request.

          (d) Essex agrees that, in the event of a Complete Servicing Transfer, it will reimburse the Lender for all out-of-pocket expenses (including, without limitation, attorneys' and accountants' and other third parties' fees and expenses, expenses incurred by the Referral Agent's credit recovery group (or any successor), expenses of litigation or preparation therefor, and expenses of audits and visits to the offices of

Essex) incurred by the Lender or the Referral Agent in connection with and following the transfer of functions following a Complete
Servicing Transfer (excluding, however, the fees of any successor
Servicer).

          (e) At any time, and from time to time following a Complete Servicing Transfer, or if a Servicer Event of Default or potential Servicer Event of Default shall have occurred and be continuing, each Seller, Essex and the Servicer shall permit such Persons as the Lender may designate to open and inspect all mail received by any Seller or the Servicer at any of its offices, and to remove therefrom any and all Collections or other correspondence from Obligors or Essex in respect of Receivables. All Collections received by the Purchaser shall be applied in accordance with Section 4.04 hereof. The Lender shall be entitled to notify the Obligors of Receivables to make payments directly to the Lender of amounts due thereunder at any time and from time to time following the occurrence of (i) a Servicer Event of Default, (ii) a Complete Servicing Transfer, or (iii) a violation by the Seller of the provisions of Section 4.10 hereof.

          4.10 Lockboxes. Each Seller and Essex hereby agree (i) to cause all Collections which may be sent by mail as payment on account of Receivables to be mailed by Obligors to the Lock-Box Accounts; (ii) to make or cause the Servicer to make the necessary bookkeeping entries to reflect such Collections on the Records pertaining to such Receivables; (iii) to apply or cause the Servicer to apply all such Collections as provided in this Sales and Servicing Agreement; and (iv) not to amend or modify any term, with respect to the disposition of such Collections or any other amounts received by the Seller, Essex or the Servicer or any Lock-Box Bank, of this Sales and Servicing Agreement or any other agreement (including instructions with respect thereto) without the prior written consent of the Purchaser to such amendment or modification.

          4.11 Receivable Amendments and Modifications. In performing its obligations hereunder, the Servicer may, acting in the name of the Purchaser and without the necessity of obtaining the prior consent of the Purchaser or the Lender, enter into and grant modifications, waivers and amendments to the terms of any Receivable so long as such modifications, waivers or amendments
(i) are consistent with the servicing standards set forth in
Section 4.01 above and the Credit and Collection Policy, (ii) do not reduce the amount or extend the time for payment of any

Receivable or the Obligor's absolute and unconditional obligation to make payment of the same, and (iii) otherwise could not adversely affect the interests of the Purchaser or the Lender.

          4.12 Servicing Provisions Customary. The servicing arrangements hereunder, including without limitation the terms and conditions pursuant to which Essex will act as Servicer and the Servicing Fee to be paid to Essex, are consistent with the arrangements and customary practices of Essex when providing comparable services to entities which are not Affiliates and of other servicers in the trade receivables servicing industry.

                   SECTION 5. SELLER'S SUPPORT

          5.01 Indemnification. Each Seller agrees to indemnify and hold harmless the Purchaser, the Servicer and the Lender (each an "Indemnified Party") against any and all liabilities, losses, damages, penalties, costs and expenses (including costs of defense and legal fees and expenses) which may be incurred or suffered by such Indemnified Party (except to the extent caused by gross negligence or willful misconduct on the part of the Indemnified Party) as a result of claims, actions, suits or judgments asserted or imposed against it and arising out of the transactions contemplated hereby or by the other Operative Agreements, and any tort claims and any fines or penalties arising from any violation of the laws or regulations of the United States or any state or local government or governmental authority, provided that the foregoing indemnity shall in no way be deemed to impose on such Seller any obligation, other than to the extent specifically set forth in this Section 5, to make any payment with respect to principal or interest on a Loan or to reimburse the Purchaser for any payments on account of the Note.

          5.02 Payments Held in Trust. Any amount received by any Seller from time to time from the Servicer, the Purchaser or any Obligor which is or is intended to be subject to the Lien of the Loan Agreement shall be held in trust by such Seller, as agent for the Lender, and turned over within two Business Days of receipt thereof to the Lender for application in accordance with the provisions of the Loan Agreement.

          5.03 Payment Advices. Each payment by any Seller or the Servicer to the Lender pursuant to any of the provisions of this Sales and Servicing Agreement shall be accompanied by written advice containing sufficient information to identify the

Receivable to which such payment relates, the Section of this Sales and Servicing Agreement pursuant to which such payment is made, and the proper application pursuant to the provisions of the Loan Agreement of the amounts being paid.

               SECTION 6. COVENANTS OF THE SERVICER

          6.01 Merger or Consolidation of the Servicer. The Servicer will keep in full force and effect its existence, rights and franchise as a corporation under the laws of its jurisdiction of incorporation and will preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of any of the Receivables or to permit performance of the Servicer's duties under this Sales and Servicing Agreement.

          The Servicer shall not merge or consolidate with any other Person unless (i) the entity surviving such merger or consolidation is a corporation organized under the laws of the United States or any jurisdiction thereof, (ii) the surviving entity, if not the Servicer, shall execute and deliver to the Purchaser, each Seller and the Lender, in form and substance satisfactory to each of them, (x) an instrument expressly assuming all of the obligations of the Servicer hereunder and (y) an opinion of counsel to the effect that such Person is a corporation of the type described in the preceding clause (i) and has effectively assumed the obligations of the Servicer hereunder, and (iii) the Lender has notified the Servicer in writing of its approval thereof.

          6.02 Limitation on Liability of the Servicer and Others. Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall incur any liability to the Purchaser or the Lender for any action taken or not taken in good faith pursuant to the terms of this Sales and Servicing Agreement with respect to any Receivable (including any Defaulted Receivable), provided, that this provision shall not protect the Servicer or any such Person against any breach of warranties or representations made by it herein or in any certificate delivered in conjunction with the Operative Agreements or for any liability which would otherwise be imposed for any action or inaction resulting from willful misconduct or bad faith or for negligence in the performance of its duties hereunder.

          6.03 Removal/Resignation of Servicer. The Servicer shall not resign from the servicing obligations and duties hereby imposed on it except in connection with an assignment permitted by Section 9.02 hereof or upon determination that such duties hereunder are no longer permissible under applicable law. Any such determination permitting the resignation of the Servicer shall be evidenced by an opinion of independent counsel, addressed to, and in form and substance satisfactory to, the Lender.

          No resignation or removal of the Servicer shall in any event become effective until the Lender or a successor servicer shall have assumed the Servicer's servicing responsibilities and obligations in accordance with Section 8.02 hereof.

          6.04 Financial and Business Information. The Servicer will deliver to the Purchaser and the Lender:

               (a) Quarterly Statements -- within 45 days after the end of each of the first three quarterly fiscal periods in each fiscal year of the Servicer, a copy of:

                  (i) a consolidated balance sheet of the Servicer and its consolidated subsidiaries as at the end of such quarter, and (ii) consolidated statements of income, retained earnings and cash flow of the Servicer and its consolidated subsidiaries for that quarter and for the portion of the fiscal year ending with such quarter, accompanied by a certificate signed by an Authorized Officer of the Servicer stating that such financial statements present fairly the financial condition of the Servicer and its consolidated subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied;

               (b) Annual Statements -- within 135 days after the end of each fiscal year of the Servicer, a copy of:

                    (i) a consolidated balance sheet of the Servicer and its consolidated subsidiaries, at the end of that year, and

                    (ii) consolidated statements of income, retained earnings and cash flow of the Servicer and its consolidated subsidiaries for that year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion of a firm of independent certified public accountants of recognized national standing stating that such financial statements present fairly the financial condition of the Servicer and its consolidated subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur and footnote), and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

          (c) Notice of Servicer Event of Default of Default; Event of Termination -- immediately upon becoming aware of the existence of any condition or event which constitutes a Servicer Event of Default of Default (as defined in Section 8.01), Event of Termination or Unmatured Event, a written notice describing its nature and period of existence and what action the Servicer is taking or proposes to take with respect thereto.

          (d) SEC and Other Reports -- promptly upon their becoming available, one copy of each report (including the Servicer's annual report to shareholders and reports on Form 8-K, 10-K, and 10-Q), proxy statement, registration statement, prospectus and notice filed with or delivered to any securities exchange, the Securities and Exchange Commission or any successor agencies;

          (e) Report on Proceedings -- promptly upon the Servicer becoming aware of

               (i) any proposed or pending investigation of it by any governmental authority or agency, or

               (ii) any court or administrative proceeding which involves or may involve the possibility of materially and adversely affecting the properties, business, prospects, profits or conditions (financial or otherwise) of the Servicer, a written notice specifying the nature of such investigation or proceeding and what action the Servicer is taking or proposes to take with respect thereto and evaluating its merits; and

          (f) Requested Information -- with reasonable promptness, any other data and information which may be reasonably requested from time to time.

          6.05 Officers' Certificates. With each set of financial statements delivered pursuant to Section 6.04, the Servicer will deliver an Officers' Certificate stating (i) that the officers signing such Certificate have reviewed the relevant terms of this Sales and Servicing Agreement and have made, or caused to be made under such officers' supervision, a review of the activities of the Servicer during the period covered by the statements then being furnished, (ii) that the review has not disclosed the existence of any Servicer Event of Default of Default or, if a Servicer Event of Default of Default exists, describing its nature and what action the Servicer has taken and is taking with respect thereto, and (iii) that on the basis of such review the officers signing such certificate are of the opinion that during such period the Servicer has serviced the Receivables in compliance with the procedures hereof except as described in such certificate.

          6.06 Inspection. The Servicer will permit, on reasonable prior notice, the representatives of the Purchaser or the Lender to examine all of the books of account, records, reports and other papers of the Servicer, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants (and by this provision the Servicer authorizes said accountants to discuss the finances and affairs of the Servicer) all at such reasonable times and as often as may be reasonably requested for the purpose of reviewing or evaluating the financial condition or affairs of the Servicer or the Servicer's performance of its duties and obligations hereunder. Any expense incident to the exercise by the Purchaser or the Lender during the continuance of any Servicer Event of Default of Default or Event of Termination, or any event or condition which with the giving of notice or the lapse of time or both would become a Servicer Event of Default of Default or Event of Termination, of any right under this Section 6.06 shall be borne by the Servicer.

          6.07 Servicer Records. The Servicer will indicate in its records that it is servicing and administering each Receivable in its capacity as Servicer hereunder, at the request and for the benefit of the Purchaser (and subject to the provisions of the Loan Agreement).

          6.08 Credit and Collection Policy. The Servicer will at all times service the Receivables in accordance with the Credit and Collection Policy attached hereto as Exhibit B, as the same may be amended from time to time in the ordinary course of business of each Seller and, with respect to material changes thereto, with the prior written consent of the Lender.

               SECTION 7. COVENANTS OF EACH SELLER

          7.01 Merger or Consolidation. Each Seller will keep in full force and effect its existence, rights and franchise as a corporation under the laws of its jurisdiction of incorporation and will preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of any of its Receivables or to permit performance of such Seller's duties under this Sales and Servicing Agreement.

          No Seller shall merge or consolidate with any other Person unless (i) the entity surviving such merger or consolidation is a corporation organized under the laws of the United States or any jurisdiction thereof, (ii) the surviving entity, if not such Seller, shall execute and deliver to the Purchaser, the Servicer and the Lender, in form and substance satisfactory to each of them, (x) an instrument expressly assuming all of the obligations of such Seller hereunder and (y) an opinion of counsel to the effect that such Person is a corporation of the type described in the preceding clause (i) and has effectively assumed the obligations of such Seller hereunder, and (iii) the Lender has notified such Seller in writing of its approval thereof.

          7.02 Limitation of Fundamental Changes; Control of Purchaser. So long as any of the Obligations remain outstanding, no Seller will, without the prior written consent of the Lender,
(a) enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, (b) sell, pledge or otherwise transfer any of the Capital Stock in the Purchaser held by such Seller, if any, or (c) vote such Capital Stock in favor of any amendment to or alteration of the Certificate of Incorporation of the Purchaser.

          7.03 Financial and Business Information. Each Seller will deliver to the Purchaser and the Lender:

               (a) Notice of Certain Events -- immediately upon becoming aware of the existence of any condition or event which constitutes a Servicer Event of Default of Default, Event of Termination or Unmatured Event, a written notice describing its nature and period of existence and what action such Seller is taking or proposes to take with respect thereto;

               (b) SEC and Other Reports -- promptly upon their becoming available, one copy of each report (including such Seller's annual report to shareholders and reports on Form 8-K, 10-K, and 10-Q), proxy statement, registration statement, prospectus and notice filed with or delivered to any securities exchange, the Securities and Exchange Commission or any successor agencies by such Seller;

               (c) Report on Proceedings -- promptly upon such Seller's becoming aware of

               (i) any proposed or pending investigation of it by any governmental authority or agency, or

               (ii) any court or administrative proceeding which involves or may involve the possibility of materially and adversely affecting the properties, business, prospects, profits or conditions (financial or otherwise) of such Seller, a written notice specifying the nature of such investigation or proceeding and what action such Seller is taking or proposes to take with respect thereto and evaluating its merits;

               (d) ERISA -- (i) promptly and in any event within 10 days after such Seller knows or has reason to know of the occurrence of a Reportable Event with respect to a Pension Plan with regard to which notice must be provided to the PBGC, a copy of such materials required to be filed with the PBGC with respect to such Reportable Event and in each such case a statement of the chief financial officer of such Seller setting forth details as to such Reportable Event and the action which such Seller proposes to take with respect thereto;
(ii) at least 10 days prior to the filing by any plan administrator of a Pension Plan of a notice of intent to terminate such Pension Plan, a copy of such notice; (iii) promptly and in no event more than 10 days after the filing thereof with the Internal Revenue Service, copies of each annual report which is filed on Form 5500, together with certified financial statements for the Pension Plan (if any) as of the end of such year and actuarial statements on Schedule B to such Form 5500; (iv) promptly and in any event within 10 days after it knows or has reason to know of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, a statement of the chief financial officer of such Seller describing such event or condition; (v) promptly and in no event more than 10 days after receipt thereof by such Seller or any Related Person, each notice received by such Seller or any Related Person concerning the imposition of any withdrawal liability under Section 4202 of ERISA; and (vi) promptly after receipt thereof a copy of any notice such Seller or any Related Person may receive from the PBGC or the Internal Revenue Service with respect to any Pension Plan; provided, however, that this clause (vi) shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service; and

          (e) Requested Information -- with reasonable promptness, any other data and information which may be reasonably requested from time to time.

          7.04 Inspection. Each Seller will permit, on reasonable prior notice, the representatives of the Purchaser or the Lender to examine all of the books of account, records, reports and other papers of such Seller, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants (and by this provision such Seller authorizes said accountants to discuss the finances and affairs of such Seller) all at such reasonable times and as often as may be reasonably requested for the purpose of reviewing or evaluating the financial condition or affairs of such Seller or such Seller's performance of its duties and obligations hereunder. Any expense incident to the exercise by the Purchaser or the Lender during the continuance of any Event of Termination or default by such Seller in any of its obligations hereunder of any right under this Section 7.04 shall be borne by such Seller.

          7.05 No Bankruptcy Petition Against the Purchaser. No Seller will, prior to the date that is one year and one day after the payment in full of all amounts owing pursuant to the Operative Agreements, institute against the Purchaser, or join any other Person in instituting against the Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under the laws of the United States or any state of the United States. This
Section 7.05 shall survive the termination of this Sales and Servicing Agreement.

          7.06 Books and Records. Each Seller will clearly mark its books and records to reflect each sale of a Receivable by such Seller to the Purchaser.

          7.07 Communications. Each Seller will reply to all inquiries by third parties with respect to the transactions contemplated by this Sales and Servicing Agreement by indicating that it has sold to the Purchaser its Receivables.

          7.08 Credit and Collection Policy. No Seller will modify or alter the Credit and Collection Policy in any manner without the consent of the Lender.

          7.09 Notice of Termination Event. Promptly upon becoming aware of any Termination Event or Unmatured Event, each Seller will give the Purchaser and the Lender notice thereof, together with a written statement of an Authorized Officer setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by such Seller.

          7.10 Notice of Material Adverse Change. Promptly upon becoming aware thereof, each Seller shall give the Purchaser and the Lender notice of any material adverse change in the business, operations or financial condition of such Seller which affect adversely the collectibility of the Receivables of such Seller purchased by the Purchaser hereunder or the ability to service such Receivables.

          7.11 Compliance with Laws. Each Seller shall comply in all material respects with all laws applicable to such Seller, its business and properties and its Receivables.

          7.12 Enforceability of Contracts. Each Seller shall ensure that, with respect to each Receivable purchased by Purchaser hereunder from such Seller, the obligation of any related Obligor to pay the unpaid balance of such Receivable in accordance with the terms of the related Contract remains legal, valid, binding and enforceable against such Obligor, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws which may be applied in the event of the bankruptcy or insolvency of such Obligor and as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

          7.13 Fulfillment of Obligations. Each Seller will duly observe and perform, or cause to be observed or performed, all obligations and undertakings on its part to be observed and performed under or in connection with its Receivables, and will do nothing to impair the rights, title and interest of the Purchaser in and to such Receivables.

          7.14 Customer List. Each Seller shall at all times maintain (or cause the Servicer to maintain) a current list (which may be stored on magnetic tapes or disks) of all Obligors under Contracts related to its Receivables, including the name, address, telephone number and account number of each such Obligor. Each Seller shall deliver or cause to be delivered a copy of such list to the Purchaser and the Lender as soon as practicable following either such Person's request therefore.

          7.15 Total Systems Failure. Each Seller shall cause the Servicer to promptly notify the Purchaser and the Lender of any total systems failure and to advise such Persons Purchaser of the estimated time required to remedy such total systems failure and of the estimated date on which a Monthly Servicer Report can be delivered. Until a total systems failure is remedied, each Seller shall cause the Servicer (i) to furnish to the Purchaser and the Lender such periodic status reports and other information relating to such total systems failure as such Persons may reasonably request and (ii) to promptly notify the Purchaser and the Lender if the Servicer believes that such total systems failure cannot be remedied by the estimated date, which notice shall include a description of the circumstances which gave rise to such delay, the action proposed to be taken in response thereto, and a revised estimate of the date on which a Monthly Servicer Report can be delivered. Each Seller shall cause the Servicer to promptly notify the Purchaser and the Lender when a total systems failure has been remedied.

          7.16 Notice of Relocation. Each Seller shall give the Purchaser and the Lender sixty (60) days' prior written notice of any relocation of its chief executive office if, as a result of such relocation, the applicable provisions of the Uniform Commercial Code of any applicable jurisdiction or other applicable laws would require the filing of any amendment of any previously filed financing statement or continuation statement or of any new financing statement. Each Seller will at all times maintain its chief executive office within a jurisdiction in the United States in which Article Nine of the Uniform Commercial Code (1972 or later revision) is in effect.

          7.17 Statementing for and Treatment of the Sales. No Seller shall prepare any financial statements for financial accounting or reporting purposes which shall account for the transactions contemplated hereby in any manner other than as a sale of its Receivables to the Purchaser.

          7.18 No Rescissions or Modifications. No Seller shall rescind or cancel any Receivable or related Contract or modify any terms or provisions thereof, except in accordance with the Credit and Collection Policy.

          7.19 No Liens. No Seller shall cause any of its Receivables to be sold, pledged, assigned or transferred or to be subject to a Lien, other than the sale and assignment herein to the Purchaser.

          7.20 No Changes. No Seller shall change its name, identity or corporate structure in any manner which would, could or might make any financing statement or continuation statement filed in connection with this Sales and Servicing Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9-402(7) of the Uniform Commercial Code of any applicable jurisdiction or other applicable laws unless it shall have given the Purchaser and the Lender at least sixty (60) days' prior written notice thereof.

                        SECTION 8. DEFAULT

          8.01 Servicer Event of Defaults of Default. The following events and conditions shall constitute Servicer Event of Defaults of Default hereunder:

               (i) failure on the part of the Servicer to remit any payment to the Lender within the time period required by Section 4.01(a) hereof;

               (ii) failure on the part of the Servicer to observe or perform in any material respect any other of its covenants or agreements in this Sales and Servicing Agreement which failure continues unremedied for a period of 30 days after the earlier of (A) the date it first becomes known to any officer of the Servicer, and
          (B) the date on which written notice thereof requiring the same to be remedied shall have been given to the Servicer, as the case may be, by the Lender;

               (iii) if any representation or warranty of the Servicer made in this Sales and Servicing Agreement or in any certificate or other writing delivered pursuant hereto or made by any successor Servicer in connection with such successor Servicer's assumption of the duties of the Servicer shall prove to be incorrect in any material respect as of the time when the same shall have been made;

               (iv) the occurrence of an Event of Bankruptcy with respect to the Servicer;

               (v) the failure of the Servicer to make one or more payments due with respect to recourse debt or other recourse obligations, which debt or obligations in the aggregate exceed $1,000,000 or the occurrence of any event or the existence of any condition, the effect of which event or condition is to cause (or permit one or more Persons to cause) more than $1,000,000 of aggregate recourse debt or other recourse obligations of the Servicer to become due before its (or their) stated maturity or before its (or their) regularly scheduled dates of payment so long as such failure, event or condition shall be continuing and shall not have been waived by the Person or Persons entitled to performance; or

               (vi) the rendering against the Servicer of a judgment, decree or order for the payment of money in excess of $1,000,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution.

          8.02 Termination. If a Servicer Event of Default of
Default shall have occurred and be continuing, (i) the Lender shall take all action with respect to the Collateral as it may elect, and (ii) if the

Lender so elects, the Lender may give written notice to the Servicer of the termination of all of the rights and obligations of the Servicer (but none of Essex's obligations as a Seller hereunder, which shall survive any such termination) under this Sales and Servicing Agreement. Upon the receipt by the Servicer of such written notice, all rights and obligations of the Servicer under this Sales and Servicing Agreement, including without limitation the Servicer's right to receive the Servicing Fee, but none of Essex's obligations as a Seller hereunder, shall cease and the same shall pass to and be vested in, and assumed by, any successor appointed pursuant to Section 8.03.

          8.03 Appointment of Successor. Following the occurrence of a Servicer Event of Default of Default and the removal of the Servicer pursuant to Section 8.02 above, the Lender shall (i) appoint a successor to the Servicer hereunder to assume all of the rights and obligations of the Servicer hereunder, including, without limitation, the Servicer's right hereunder to receive the Servicing Fee or, (ii) if no such institution is so appointed, petition a court of competent jurisdiction to appoint an institution meeting such criteria as the Servicer hereunder. In connection with such appointment and assumption, the Lender shall cause such successor to the Servicer to enter into a servicing agreement substantially in the form of this Sales and Servicing Agreement except that such agreement shall not include any of the Sellers' representations, warranties or obligations and the Lender may make arrangements for the compensation of such successor out of payments on Receivables as it and such successor shall agree.

          8.04 Servicer to Cooperate. The Servicer hereby agrees to cooperate with any successor to the Servicer appointed in accordance with Section 8.03 hereof, in effecting the termination and transfer of the responsibilities and rights of the Servicer hereunder to any successor to the Servicer, including, without limitation, the execution and delivery of assignments of Financing Statements, and the transfer to such successor to the Servicer for administration by it of all cash amounts which shall at the time be held by the Servicer or thereafter received with respect to the Receivables. The Servicer hereby agrees to transfer to any successor to the Servicer its electronic records and all other records, correspondence and documents relating to the Receivables in the manner and at such times as the successor to the Servicer shall reasonably request. The Servicer hereby designates any successor to the Servicer its agent and attorney-in-fact to execute transfers of Financing Statements (including any and all Financing Statements naming an individual Obligor as debtor and the Seller as secured party) and any other filings or instruments which may be necessary or advisable to effect such transfer of the Servicer's responsibilities and rights hereunder.

          8.05 Remedies Not Exclusive. Nothing in the preceding provisions of this Section 8 shall be interpreted as limiting or restricting any rights or remedies which the Purchaser, the Lender or any other Person would otherwise have at law or in equity on account of the breach or violation of any provision of this Sales and Servicing Agreement by the Servicer, including without limitation the right to recover full and complete damages on account thereof to the extent not inconsistent with Section
6.02 hereof.

                      SECTION 9. ASSIGNMENT

          9.01 Assignment to Lender. It is understood that this Sales and Servicing Agreement and all rights of the Purchaser hereunder will be assigned by the Purchaser to the Lender pursuant to the Loan Agreement, and may be subsequently assigned by the Lender to any successor Lender or as otherwise provided in the Loan Agreement. The Servicer and each Seller hereby expressly agrees to each such assignment and agrees that all of its duties, obligations, representations and warranties hereunder shall be for the benefit of, and may be enforced by, the Lender from time to time and any successor to or assignee thereof.

          9.02 Assignment by any Seller or Servicer. None of the respective rights or obligations of any Seller or the Servicer hereunder may be assigned without the prior written consent of the Purchaser and the Lender; provided that nothing herein shall preclude the Servicer from performing its duties hereunder through the use of agents to the extent that such use is consistent with the Servicer's business practices; provided, further, that such use of agents shall not relieve the Servicer from any of its obligations or liabilities hereunder.

         SECTION 10. NATURE OF EACH SELLER'S OBLIGATIONS
                      AND SECURITY THEREFOR

          10.01 Each Seller's Obligations Absolute. The obligations of each Seller hereunder, and the rights of the Lender, as assignee of the Purchaser, in and to all amounts payable by such Seller hereunder, shall be absolute and unconditional and shall not be subject to any abatement, reduction, setoff, defense, counterclaim or recoupment whatsoever including, without limitation, abatements, reductions, setoffs, defenses, counterclaims or recoupments due or alleged to be due to, or by reason of, any past, present or future claims which such Seller may have against the Servicer, the Purchaser, the Lender or any other Person for any reason whatsoever; nor, except as otherwise expressly provided herein, shall this Sales and Servicing Agreement terminate, or the respective obligations of the Purchaser, such Seller or the Servicer be otherwise affected, by reason of any defect in any Receivable or in the respective rights and interests of the Purchaser, the such Seller and the Lender in any thereof, or by reason of any Liens with respect to any Receivable, or any failure by the Purchaser or the Servicer to perform any of its obligations herein contained, or by reason of any other indebtedness or liability, howsoever and whenever arising, of the Purchaser, the Servicer or the Lender to such Seller or any other Person or by reason of any insolvency, bankruptcy, or similar proceedings by or against such Seller, the Servicer, the Purchaser, the Lender or any other Person or for any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties hereto that all obligations of such Seller hereunder and all amounts payable by such Seller hereunder shall continue to be due and payable in all events and in the manner and at the times herein provided unless and until the obligation to perform or pay the same shall be terminated or limited pursuant to the express provisions of this Sales and Servicing Agreement.

          10.02 Security for Obligations. As security for the full and timely performance by each Seller and the Servicer of each of their respective obligations hereunder, and by the Purchaser of each of its obligations hereunder and under the Loan Agreement, each Seller hereby pledges and Grants to the Lender (as a precaution in the event that, contrary to the intent of the parties to the transactions contemplated hereby, it is contended that such Seller has any continuing interest in any Receivable or any other of the property, rights and interests subject or intended to be subject to the Loan Agreement) a first priority Lien on and security interest in all right, title and interest of such Seller now or hereafter acquired in and to each Receivable (including the right to receive all payments due or to become due thereunder) and all other property, rights and interests at any time subject or intended to be subject to the Loan Agreement and all proceeds of any of the foregoing. The foregoing security interest is granted upon and is subject to the same terms and provisions as are set forth in the Loan Agreement and shall continue in full force and effect until the same is discharged in accordance with the terms therein, notwithstanding any waiver or modification of any of the terms hereof or thereof or of any of the Operative Agreements, whether with or without the consent of such Seller.

                    SECTION 11. MISCELLANEOUS

          11.01 Continuing Obligations. This Sales and Servicing Agreement shall continue in full force and effect until all amounts due to the Lender have been paid in full and all other Obligations, if any, secured by the Lien of the Loan Agreement have been fully satisfied.

          11.02 Governing Law. This Sales and Servicing Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York. If any provision of this Sales and Servicing Agreement is deemed invalid, it shall not affect the balance of this Sales and Servicing Agreement.

          11.03 Successors and Assigns. This Sales and Servicing
Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Purchaser, each Seller, the Servicer and shall inure to the benefit of the successors and assigns of the Lender which is expressly a third party beneficiary hereunder.

          11.04 Modification. The terms of this Sales and Servicing Agreement shall not be waived, modified or amended without the written consent of the Lender.

          11.05 Notices. All notices and other communications given in connection with this Sales and Servicing Agreement shall be sufficient for every person hereunder if in writing and sent by telex, facsimile, or certified, registered or express mail, or hand delivered to, in case of the parties hereto, their respective addresses set forth below or to such other address as either party may specify to the other from time to time in accordance with this Section 11.05 or, in the case of the Lender, to such addresses as are provided pursuant to Section 9.2 of the Loan Agreement.

          11.06 Counterparts. This Sales and Servicing Agreement may be executed in any number of counterparts, each counterpart constituting an original, but all together constituting only one
Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Sales and Servicing Agreement to be duly executed as of the day and year first above written.

                                      ESSEX GROUP, INC., as Servicer and
                                      a Seller


                                      By: /s/ David A. Owen
                                         ---------------------------
                                      Name:  David A. Owen
                                      Title: Executive Vice President,
                                              Chief Financial Officer


                                      DIAMOND WIRE & CABLE CO., as a Seller


                                      By: /s/ David A. Owen
                                         ----------------------------
                                      Name:  David A. Owen
                                      Title: Vice President, Treasurer


                                      INTERSTATE INDUSTRIES, INC., as a Seller


                                      By: /s/ David A. Owen
                                         ----------------------------
                                      Name:  David A. Owen
                                      Title: Vice President, Treasurer


                                      ESSEX FUNDING INC., as Purchaser


                                      By: /s/ David A. Owen
                                         ----------------------------
                                      Name:  David A. Owen
                                      Title: Vice President, Treasurer

                                             Exhibit A
                                             to the Sales and
                                              Servicing Agreement

                      Form of Purchaser Note

                                             Exhibit B
                                             to the Sales and
                                              Servicing Agreement

         [Form of Seller's Credit and Collection Policy]

                                             Exhibit C
                                             to the Sales and
                                             Servicing Agreement

                 [Form of Monthy Servicer Report]

                                             Schedule 1
                                             to the Sales and
                                             Servicing Agreement

            Location of the Chief Executive Office of
                   the Servicer and Each Seller